Exhibit 99.1

David Buckley	Dennis Shogren	Dan Matsui/Gene Heller
Chief Executive Officer	Chief Financial Officer	Silverman Heller Associates
(951) 943-8889	(951) 943-8800	(310) 208-2550

MODTECH HOLDINGS INC. COMPLETES $25 MILLION FINANCING

For Working Capital, General Corporate Purposes, Anticipated Growth

Perris, California—December 31, 2004—Modtech Holdings, Inc. (Nasdaq: MODT), a leading national designer and manufacturer of modular buildings, has entered into a definitive agreement for a private placement of $25 million of senior subordinated secured convertible notes. The private placement is anticipated to close today and the proceeds will be used for working capital, general corporate purposes, and to finance anticipated growth.

“This transaction is a significant first-step in restructuring the Company’s debt and important for our anticipated growth,” said Charles C. McGettigan, chairman for Modtech Holdings, Inc. “These new funds will allow us to focus on the tremendous market opportunities we see as a leading provider of modular buildings.”

The Company issued a five-year 7% senior subordinated secured convertible note due December 30, 2009. Quarterly interest payments will be made in arrears beginning April 1, 2005. The note holder may elect at any time to convert the note, in full or in part, into shares of Modtech common stock. The conversion price will be equal to 115% of the arithmetic average of the five-day weighted average price of the common stock beginning December 31, 2004 but not less than $8.61. The note holders have the option to cause the Company to redeem up to $8.33 million face amount of notes on each of June 30 of 2006, 2007 and 2008. As part of the transaction, Modtech issued to the note holder a five-year warrant to purchase shares of Modtech common stock exercisable for 8% of the shares underlying the convertible note. The exercise price of the warrant will be equal to the conversion price of the note. The warrants may be exercised at any time after issuance and expire December 31, 2009. The note, the warrants and the agreements related to the transaction are posted on our website at http://www.modtech.com/files/modtech/support_files/14/financingupdate.html and an 8-K including those documents will be filed on Monday, January 3, 2005 when the SEC opens after the December 31, 2004 closure of its offices.

The Company has immediate use of $15 million for partial reduction of its current revolving facility and other working capital and general corporate purposes. The remaining $10 million shall cash collateralize a letter of credit issued for the benefit of the note holder and such letter of credit will be reduced as certain financial milestones are met and can be used, in part, to fund the optional redemptions described above. To the extent that the milestones are not met or the Company incurs a default under the note, the letter of credit can be called by the holders of the note.

The Company has entered into an amendment and forbearance with its existing senior lending group which provides for, among other things, relief from its financial covenants through March 31, 2005 which agreement is also available on our website. The note holder and the Company’s senior lending group have also entered into an intercreditor agreement, a copy of which is available on the Company’s website.

As part of its refinancing plans, the Company is in ongoing discussions with alternate senior lenders. The likely terms of a refinancing, if any, could vary from those contained in the existing senior financing agreements and may not be as favorable as those contained in the existing agreement.

The notes and warrants were issued in a private placement and have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the Unites States absent registration under the Securities Act and applicable state securities laws or an applicable exemption from registration requirements. Modtech is required to register with the Securities and Exchange Commission an estimated number of shares of common stock that may be issued should the Company elect to make interest and/or principal payments in shares or force conversion, or should the note holder elect to convert its note and/or exercise the warrant.

Rodman & Renshaw, LLC served as the exclusive placement agent for the transaction.

About Modtech Holdings, Inc.

Modtech™ is a leading national designer and manufacturer of modular buildings, both permanent and relocatable. In the school industry, the Company has advanced typical modular building technology to greater dimensions of flexibility and architectural integrity. Modtech™ has substantial product and geographic diversification throughout the southwestern states and a growing presence in Florida and Texas. Modtech’s commercial and industrial buildings are sold to a diverse end-user market and may be leased through national, regional, and local dealers. The Company also designs and manufactures modular buildings to customer specifications for a wide variety of uses.

Some statements in this press release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by forward-looking statements. Refer to the Company’s filings with the Securities and Exchange Commission for further discussion of such factors. The forward-looking statements are made as of the date of this press release and the Company assumes no obligation to update such statements.

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